Agreement for Offering Expenses

I, Engchoon Peh agree to pay for any offering expenses on behalf of the Company, Road Marshall, Inc. in relation to the filing of this Registration Statement so long as it is financially feasible for me to do so. If at any time my own financial position should suffer I will not be held legally responsible for any of the aforementioned expenses relating to this offering. At this time however, I have every intention of covering such expenses.

/s/ Engchoon Peh

Engchoon Peh,